EXHIBIT 99.1

News Release

Investors:	Greg Bensen
Director,Investor Relations
303-405-6665

Media:	Noel Ryan
Director, Corporate Communications
303-405-6655

QEP RESOURCES UPDATES ESTIMATES OF PROBABLE AND POSSIBLE RESERVES AND PETROLEUM RESOURCE POTENTIAL

DENVER, July 31, 2012// QEP Resources, Inc. (NYSE:QEP) today provided revised estimates of net probable and possible reserves and petroleum resource potential.  The Company last updated its estimates for QEP Resources’ non-proved reserves in June 2010.

■	QEP Resources’ estimated net probable reserves increased 108% to 7.70 Tcfe, compared to the prior estimate of 3.70 Tcfe;
■	QEP Resources’ estimated net possible reserves increased 62% to 9.53 Tcfe, compared to the prior estimate of 5.89 Tcfe;
■	QEP Resources’ estimated net petroleum resource potential increased 7% to 19.81 Tcfe, compared to the prior estimate of 18.45 Tcfe.

QEP is providing these estimates to help investors better understand the future exploration and development potential beyond that reflected by currently booked proved reserves.  Investors should note that the Company does not currently include probable and possible reserves (non-proved) and petroleum resource potential in its filings with the Securities and Exchange Commission (SEC).  Estimated quantities of probable and possible reserve are economic at flat nominal NYMEX natural gas prices less than or equal to $4.00/MMBtu and crude oil prices of less than or equal to $90.00/Bbl.  The updated petroleum resource potential includes properties that would otherwise be considered as probable or possible but require higher than $4.00/MMBtu for natural gas and $90.00/Bbl for crude oil to be considered economic on an unrisked basis.  Also, these estimates of unproved reserves and petroleum resource potential do not conform to the SEC’s five-year development rule and pricing mechanism for oil and gas reserve estimation.

“The significant increase in estimated non-proved reserves is a result of our ongoing efforts to evaluate the full potential of QEP’s significant undeveloped leaseholds,” said Chuck Stanley, Chairman, President and CEO of QEP Resources.  “New play concepts on older leases, the application of new technologies that enhance recoveries in existing fields, and an increased understanding of the ultimate density required to fully develop our leasehold in some of the most significant resource plays in North America, are driving the dramatic growth in our inventory.”

The tables and information below provide further detail on QEP Resources’ proved and non-proved reserves.  Because the definition of each category implies a probability of potential recovery, the quantities reported are not risk adjusted.  The Company cautions investors not to sum the estimated quantities without considering the significant differences in probability of potential recovery of the reserve quantities reported in each category.  All estimates of QEP Resources’ non-proved reserves and resource potential were prepared by in-house technical staff and reviewed by the independent reservoir engineering consultants that prepare estimates of the Company’s proved reserves.

QEP Resources net proved and non-proved reserves and petroleum resource potential in billions of cubic feet of gas equivalent (Bcfe)

DIVISION	Proved Reserves*	Probable Reserves**	Possible Reserves**	Petroleum Resource Potential**
Northern Region:
Pinedale	1,531	1,012	214	806
Uinta Basin	394	3,402	5,416	8,412
Legacy	388	690	1,976	6,638
Southern Region:
Haynesville/Cotton Valley	782	1,911	1,654	2,411
Midcontinent	519	685	273	1,547
QEP Total	3,614	7,700	9,533	19,814

*As of December 31, 2011
**As of May 1, 2012

Summary of Major Changes in Probable and Possible Reserve Estimates:

■
In the Pinedale division, estimated probable reserve quantities for 5-acre and 10-acre Lance/Mesaverde Formation locations decreased by 480 Bcfe from the prior estimate due to the transfer of a number of future development locations from probable to proved reserves as a result of ongoing drilling.

■
The Uinta Basin division had the largest increase in estimated quantities of probable and possible reserves primarily due to increased geologic and well performance data from ongoing development drilling of the Lower Mesaverde Formation in the Red Wash Unit.  Estimated quantities of probable and possible reserves increased by 3,111 Bcfe and 4,226 Bcfe, respectively, over 2010 estimates.  The newly reported estimates include 136 MM Bbl of probable and 214 MM Bbl of possible NGL reserves.

■
The primary increase in estimated quantities of probable and possible reserves in the Legacy division (all Northern Region properties outside of Pinedale and the Uinta Basin) was in the Powder River Basin.  There was an overall decrease in the estimated quantities of probable and possible reserves in the Greater Green River Basin due in part to acreage expirations and an increased understanding of the geology of the Vermillion Basin Baxter and Almond Formation plays.  In the Williston Basin, estimated quantities of probable and possible reserves decreased due to locations being converted to proved reserves through ongoing drilling.

■
In the Haynesville/Cotton Valley division, estimated quantities of probable and possible reserves increased by 1,082 Bcfe and 221 Bcfe, respectively, primarily due to the addition of locations based on assumed 80-acre development of the Haynesville Shale.

■	Estimated probable reserve quantities in the Midcontinent division increased by 473 Bcfe primarily due to addition of locations based on assumed 80-acre development of the Woodford/Cana Shale.

An overview of current operations as well as an updated map with a summary of the current reserve and petroleum resource estimates by major operating area can be found in the Q2 2012 Operations Update presentation on the Company’s website at www.qepres.com.

Rationale and Approach

Reserve and resource estimates were prepared only for those properties that are currently under evaluation as potential exploratory/development drilling projects.  The Company has additional acreage not included in the current evaluation.

The review included documentation and summary of all available surface and subsurface geological data, geophysical data, and engineering information including well data, cores, logs, pressure measurements, production tests and other supporting information.  Company technical personnel then prepared estimates of the gross volumes and types of hydrocarbons initially in-place and estimated recoverable quantities based on volumetric calculations, comparisons to analogous producing fields, and other generally accepted reservoir-engineering methods.  During this process QEP Resources technical personnel met periodically with the independent reservoir engineering consultants to review available data and agree on approaches to preparation of the estimates, documentation procedures, and appropriate classifications.  After these meetings, technical reviews, and iterative exchanges of data and analyses, QEP Resources submitted its estimates and supporting data to the consultants for final review and approval.  In conducting their review, the consultants relied upon the accuracy and completeness of data furnished by the Company, including leaseholds, interests owned, production and well-test data from examined wells, geological structure and isopach maps, well logs, core analyses, pressure measurements and other supporting information.

The process of preparing estimates of non-proved reserves is complex.  The Company and its consultants interpreted data and made assumptions that may turn out to be inaccurate.  Further, different engineers may make different estimates, and the same engineer’s estimates may change over time as new data becomes available.

Estimates of proved, probable and possible reserves conform to the definitions set forth in the Petroleum Resources Management System collectively approved by the Society of Petroleum Engineers, the World Petroleum Congress, the Society of Petroleum Evaluation Engineers, and the American Association of Petroleum Geologists.

About QEP Resources

QEP Resources, Inc. (NYSE: QEP) is a leading independent natural gas and crude oil exploration and production company focused in two major regions: the Northern Region (primarily in the Rockies) and the Southern Region (primarily Oklahoma, Louisiana, and the Texas Panhandle) of the United States.  QEP Resources also gathers, compresses, treats, processes and stores natural gas.  For more information, visit QEP Resources' website at www.qepres.com.

Cautionary Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as "anticipates," "believes," "forecasts," "plans," "estimates," "expects," "should," "will" or other similar expressions.  Such statements are based on management's current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  These forward-looking statements include statements regarding estimated proved and non-proved reserves and resource potential and forecasted prices of natural gas and crude oil.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors including, without limitation, prices for natural gas, oil and NGLs, changes in local, regional, national and global demand for natural gas, oil and NGL, availability of capital, drilling and production costs, availability of drilling services and equipment, lease expirations, transportation constraints, regulatory approvals, recoveries of gas in place, length of horizontal laterals, actual drilling results, general economic conditions, including the performance of financial markets and interest rates, global geopolitical and macroeconomic factors, weather conditions and risks identified in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2011.  QEP undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the Web site to reflect future events or circumstances.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or through reliable technology to be economically and legally producible at specific prices and existing economic and operating conditions.  The SEC permits optional disclosure of probable and possible reserves, however QEP has made no such disclosures in its filings with the SEC.  The estimates of probable reserves, possible reserves and petroleum resource potential do not conform to the SEC’s five-year development rule and pricing mechanism for oil and gas reserve estimation.  QEP uses certain terms in its periodic news releases and other presentation materials such as “petroleum resource potential”, “resource potential”, “net resource potential”, “estimated ultimate recoveries”, and “EUR”.  These estimates are by their nature more speculative than estimates of proved, probable or possible reserves and accordingly are subject to substantially more risks of actually being realized, as discussed above.  The SEC guidelines strictly prohibit QEP from including such estimates in filings with the SEC.  Investors are urged to closely consider the disclosures about the Company’s reserves in its Annual Report on Form 10-K for the year ended December 31, 2011, and in other reports on file with the SEC.

Further, this news release contains estimates of reserves and petroleum resource potential for each of QEP’s divisions.  The estimates of reserves for individual divisions may not reflect the same confidence level as estimates of reserves and petroleum resource potential for all divisions due to the effects of aggregation.